CERTIFICATE OF ELIMINATION
OF THE
SERIES A JUNIOR PARTICIPATING PREFERRED STOCK
OF
DENNY’S CORPORATION

Pursuant to Section 151(g)
of the General Corporation Law
of the State of Delaware

Denny’s Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, hereby certifies as follows:

1. That, pursuant to Section 151 of the General Corporation Law of the State of Delaware and the authority granted in the Restated Certificate of Incorporation of the Corporation, as amended (the “ Certificate of Incorporation ”), the Board of Directors of the Corporation by resolution duly adopted, authorized the issuance of a series of one hundred thirty-five thousand (135,000) shares of Series A Junior Participating Preferred Stock, par value $0.10 per share, of the Corporation (the “Preferred Stock”) and established the voting powers, designations, preferences and relative, participating and other rights, and the qualifications, limitations or restrictions thereof, and, on August 27, 2004, filed a Certificate of Designation with respect to such Preferred Stock in the office of the Secretary of State of the State of Delaware.

2. That no shares of the Preferred Stock are outstanding and no shares thereof will be issued subject to the Preferred Stock Certificate of Designation.

3. That the Board of Directors of the Corporation by unanimous written consent of its members dated January 2, 2009, filed with the minutes of the Board, duly adopted the following resolutions:

WHEREAS, by resolution of the Board of Directors of the Corporation and by a Certificate of Designation (the “Certificate of Designation”) filed in the office of the Secretary of State of the State of Delaware on August 27, 2004, the Corporation authorized the issuance of a series of one hundred thirty-five thousand (135,000) shares of Series A Junior Participating Preferred Stock, par value $0.10 per share, of the Corporation (the “Preferred Stock”) and established the voting powers, designations, preferences and relative, participating and other rights, and the qualifications, limitations or restrictions thereof; and

WHEREAS, as of the date hereof, no shares of such Preferred Stock are outstanding and no shares of such Preferred Stock will be issued subject to said Certificate of Designation; and

WHEREAS, it is desirable that all matters set forth in the Certificate of Designation with respect to such Preferred Stock be eliminated from the Certificate of Incorporation, as heretofore amended, of the Corporation.

NOW, THEREFORE, BE IT AND IT HEREBY IS RESOLVED, that all matters set forth in the Certificate of Designation with respect to such Preferred Stock be eliminated from the Certificate of Incorporation, as heretofore amended, of the Corporation, and the shares of Preferred Stock heretofore reserved for issuance under such Certificate of Designation shall again be available for issuance hereafter under Article “Fourth” of the Corporation’s Certificate of Incorporation in one or more series as the Board of Directors shall hereafter from time to time determine; and it is further

RESOLVED, that the officers of the Corporation be, and hereby are, authorized and directed to file a Certificate with the office of the Secretary of State of the State of Delaware setting forth a copy of these resolutions whereupon all matters set forth in the Certificate of Designation with respect to such Preferred Stock shall be eliminated from the Certificate of Incorporation, as heretofore amended, of the Corporation.

4. That, accordingly, all matters set forth in the Certificate of Designation with respect to the Preferred Stock be, and hereby are, eliminated from the Certificate of Incorporation, and all shares of Preferred Stock shall resume the status of authorized but unissued shares of preferred stock, $0.10 par value per share, of the Corporation.

IN WITNESS WHEREOF, Denny’s Corporation has caused this Certificate to be executed by its duly authorized officer on this 5th day of January, 2009.

Denny’s Corporation

By: /s/ J. Scott Melton
Name: J. Scott Melton
Office: Assistant General Counsel,
Corporate Governance Officer and
Secretary